ARTICLES OF AMENDMENT

                                       Of

                                TCW FUNDS, INC.


     TCW Funds, Inc., a Maryland corporation and an open-end management investment company, having its principal office in Maryland in the City of Baltimore (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Articles of Incorporation of the Corporation are hereby amended to change the name of the Corporation by striking out Article SECOND and inserting in lieu thereof the following:

                    "SECOND: The name of the Corporation is

                            TCW GALILEO FUNDS, INC."

     SECOND: The amendment of the Articles of Incorporation of the Corporation as hereinabove set forth has been duly advised by the Board of Directors of the Corporation.

     IN WITNESS WHEREOF, TCW Funds, Inc, has caused these presents to be signed in its name and on its behalf by its Senior Vice President and attested by its Secretary on November 9, 1994.

TCW FUNDS, INC.                                ATTEST:


         /s/                                               /s/
---------------------------                    ---------------------------------
Ronald E. Robison                                    Philip K. Holl
Senior Vice President                                Secretary

     The undersigned, Senior Vice President of TCW Funds, Inc., who executed on behalf of the Corporation, the foregoing Articles of Amendment, on which this certificate is made a part, hereby acknowledges, in the name and on behalf of Corporation, the foregoing Articles of Amendment to be the corporate act of the Corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



        /s/
----------------------------
Ronald E. Robison
Senior Vice President